Exh. 99.2

Test Agreement

September 27, 2005

This agreement (“Agreement”) is entered into between SulphCo, Inc. (“SulphCo”) whose primary business address is 850 Spice Islands Drive, Sparks, Nevada, USA 89431, and Total France (“TF”), whose primary business address is 24, Cours Michelet 92800 Puteaux also referred to in this Agreement singularly as “Party” and plural as “Parties”.

WHEREAS, SulphCo has developed and owns proprietary and patented SonocrackingTM Technology (“Technology”) that substantially upgrades crude oil through increasing the gravity and reducing both the sulfur and nitrogen content through the use of ultrasound. The Technology can be applied to both upstream and downstream crude oil processes and may further be applicable to other petrochemical and chemical compounds.

WHEREAS, TF belongs to the refining branch of the Total Group of companies (“Total”).

WHEREAS, the Parties have previously entered into a Secrecy/Non-Disclosure Agreement (“Confidentiality Agreement”) dated June 16th 2005, TF’s ref. number A05-091.

WHEREAS, the Parties wish to determine the technical benefits of the Technology on crude oil currently owned or processed by Total in order to determine the technical viability of the Technology to Total’s upstream and downstream petroleum related assets.

Now, therefore, under the terms and conditions set forth below, the Parties agree as follows:

1. TERM. The parties shall cooperate for the purpose of pilot plant testing in SulphCo’s facilities of several feedstocks provided by TF. The testing period and term of this Agreement shall begin on the above date and extend until such period as is necessary to obtain the last main data and results (“Tests”) by TF, and at the latest on April 30, 2006, which deadline may be extended by mutual written agreement between the Parties.

2. RESPONSIBILITIES OF THE PARTIES. During the Term of this Agreement, TF at its cost shall:

•	Select and ship to SulphCo two barrels each of up to four crude oils from Total refineries for evaluation of treatment with the Technology.

•	Perform a full crude evaluation program on the base crude oils selected for evaluation.

•	Provide sample containers in the appropriate size, quantity and specification for shipment of treated crude oils from SulphCo to TF.

•	Send up to four representatives to SulphCo to witness the treatment of crude oils with the Technology.

•	Perform a full Crude Evaluation on the treated crude oils.

•	Share main data and results (“Tests”) with SulphCo within 5 business days of generating such data and results. Such written analytical test reports shall be drafted in English.

During the Term of this Agreement, SulphCo at its cost shall:

•	Receive, label and store the crude oils shipped from Total’s Port Arthur, Texas refinery.

•	Perform sulfur content, water content, gravity and viscosity tests on each barrel of base crude oil.

•	Treat the crude oils with the Technology in the presence of the Total representatives.

•	Perform sulfur content, water content, gravity and viscosity tests on the treated crude oils.

•	Fill, label and ship the sample containers exclusively containing such crude oils as sent by TF and as treated by SulphCo with the Technology only.

•	Share main data and results with TF within 5 business days of generating such data and results.

3. LIMITED EXCLUSIVITY. In exchange for good and valuable data generated at its costs as a result of this Agreement, during the Term of this Agreement TF requests and SulphCo hereby agrees not to engage in business discussions with other parties interested in the Technology in the countries of France, Belgium, Italy and Spain. During the heretofore mentioned testing period, SulphCo undertakes to enable TF to cooperate with SulphCo in the rest of Europe.

4. FUTURE AGREEMENTS. Both Parties agree that based on verification of financial and technical viability of the Technology to Total’s upstream or downstream petroleum assets, the determination of which shall be made solely by TF, both Parties will eventually negotiate in good faith to enter into a cooperation agreement and/or a commercial license agreement prior to the expiration date of this Agreement. TF needs to know the operating costs of the technology.

5. REPORTING. Both Parties acknowledge that the other Party is a publicly traded company and therefore subject to individual rules of disclosure regarding this Agreement.

6. ENTIRE AGREEMENT. Nothing in this Agreement is meant to transfer ownership, rights or assets of either Party or Technology to the other. The Confidentiality Agreement between the parties shall remain in full effect other than with regards to Section 5 of this Agreement. SulphCo shall use the feedstocks communicated by TF for the tests under this Agreement only and shall not disclose any information on the composition of same, as well as the results obtained therefrom, without TF’s prior formal approval.

7. APPLICABLE LAWS & SETTLEMENT OF DIFFERENCES. This Agreement shall be governed and construed under the laws of England. In the event of differences in the interpretation or performance of this Agreement, the Parties shall try to resolve in good faith any such differences. All disputes arising out of or in connection or in relation with this agreement shall be finally settled by arbitration under the Rules of arbitration of the International Chamber of Commerce by three arbitrators appointed in accordance with said Rules. The arbitration shall take place in London (England), and the language to be used in the arbitral proceedings shall be English. TF and SulphCo may at any time request from any competent judicial authority any interim or conservatory measure. TF and SulphCo undertake to keep strictly confidential the contents of the arbitral proceedings.

Agreed to on the date above, in Puteaux, France:

By SulphCo: /s/ Peter W. Gunnerman 10/10/2005 Peter W. Gunnerman President and Chief Operating Officer	By Total France: /s/ Olivier Alexandre 05/10/2005 Mr. Olivier Alexandre Vice President Research and Development